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                                                                    Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION                                           (COMPUWARE LOGO)

Corporate Headquarters
One Campus Martius - Detroit, MICHIGAN 48226
(313) 227-7300

FOR IMMEDIATE RELEASE
MAY 11, 2006

 COMPUWARE BOARD CONTINUES TO STRENGTHEN CORPORATE GOVERNANCE PRACTICES, AMENDS
                             SHAREHOLDER RIGHTS PLAN

           SHAREHOLDERS TO VOTE ON UPDATED PLAN AT 2006 ANNUAL MEETING

DETROIT--May 11, 2006--Compuware Corporation (NASDAQ: CPWR) today announced that the company's Board of Directors--at its May 5, 2006 meeting--unanimously voted to amend the Compuware shareholder rights plan. Shareholders will vote on the amended plan by proxy or in person for the company's 2006 Annual Meeting, to be held on Tuesday, August, 22, 2006.

"The plan provides a tool for the company's Board of Directors to defend all Compuware shareholders against abusive tactics designed to gain control of the company without paying a fair premium," said Compuware Chairman and CEO Peter Karmanos, Jr. "The Compuware Board of Directors regularly reviews and enhances the company's corporate governance practices, including those related to the shareholder rights plan. These progressive amendments to the plan will continue to protect shareholder value while reflecting current best-practices in corporate governance. The Compuware Board unanimously recommends a vote for the plan."

To protect the ability of shareholders to realize the long-term value of their investments in the company, Compuware first established the plan in October of 2000. The plan amendments were not adopted in response to any specific acquisition proposal, nor to prevent full and fair price offers for the company. An 8-K filing fully detailing the amended plan may be found through the Compuware Corporation Investor Relations web site at http://www.compuware.com.

COMPUWARE CORPORATION

Compuware Corporation (NASDAQ: CPWR) maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the entire IT portfolio, increasing efficiency, cost control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com.

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PRESS CONTACT

Lisa Elkin, Vice President, Communications and Investor Relations,
+1-313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.


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